UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2025

Motorsport Games Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39868	86-1791356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5972 NE 4th Avenue Miami, FL	33137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 507-8799

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2025, Motorsport Games Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional and accredited investors (the “Purchasers”) for the issuance and sale in a private placement (the “Private Placement”) of the following securities for gross proceeds of approximately $2.5 million: (i) 1,894,892 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (the “Class A Common Stock”) and (ii) a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 377,836 shares of Class A Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share. The purchase price for one share of Class A Common Stock was $1.10 and the purchase price for one pre-funded warrant was $1.0999 per share, representing a premium of approximately 33% to the closing price of the Company’s Class A common stock as of April 10, 2025.

The Pre-Funded Warrant is exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.”

Pursuant to the Purchase Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Shares and the Pre-Funded Warrant Shares no later than 45 days after the date of the Purchase Agreement (the “Filing Date”), to use its commercially reasonable efforts to have the registration statement declared effective as promptly as practicable thereafter, and to keep such registration statement effective at all times for a five-year period after the closing date.

The Private Placement closed as to gross proceeds of $2.4 million from the majority of the investors on April 11, 2025 and is expected to close as to the remaining $100,000 on April 15, 2025. The Company will receive net proceeds of approximately $2.35 million from the Private Placement, after deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement primarily for working capital and general corporate expenses and other strategic initiatives approved by the Company’s board of directors (the “Board”).

Pursuant to the terms of the Purchase Agreement, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Class A Common Stock or securities convertible or exercisable into Class A Common Stock for a period commencing on the date of the Purchase Agreement, and expiring four and one-half (4½) months thereafter in connection with a financing transaction without the prior written consent of Purchasers that purchased at least 50.1% in interest of the Shares and the Pre-Funded Warrants based on the initial Subscription Amounts under the Purchase Agreement. The Purchase Agreement further provides that the Purchasers have the right to participate in certain subsequent financings in an amount equal to 100% of the amount of the subsequent financing (or 80% in the case of a public offering or an offering of securities registered under a shelf registration statement on Form S-3) on the same terms, conditions and price provided for in the subsequent financing (the “Right of First Refusal”). The Company agreed to seek, and obtained, stockholder approval for the granting of the Right of First Refusal. The Right of First Refusal shall be effective from the date of that is twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to such stockholder approval until the first anniversary of the closing date.

Pursuant to the terms of the Purchase Agreement, the Board shall appoint an individual designated by the Purchasers that purchased at least 50.1% in interest of the Shares and the Pre-Funded Warrants based on the initial subscription amounts under the Purchase Agreement to serve as a Class II director on the Board for a term expiring at the Company’s 2026 annual meeting of stockholders. The Purchase Agreement further provides that the Purchasers holding a 50.1% interest in the securities issued upon closing of the Private Placement shall have the right to appoint an individual to the Company’s management team, subject to Board approval.

The foregoing descriptions of the Purchase Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to the full text of such agreements, forms or copies of which are attached hereto as Exhibit 10.1 and 4.1, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company is required to continually meet the listing requirements of The Nasdaq Capital Market (“Nasdaq”), including, among other things, a minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). As described in a Current Report on Form 8-K filed with the SEC on November 22, 2024, the Company received a deficiency letter from Nasdaq’s Listing Qualifications Department (the “Nasdaq Staff”) on November 20, 2024 notifying it that it was not in compliance with the Stockholders’ Equity Requirement. In the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, the Company reported stockholders’ equity of $2,170,911, which was below the Stockholders’ Equity Requirement. Additionally, the Company did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules, which include (i) a market value of listed securities of at least $35 million or (ii) net income of $500,000 from continuing operations in the most recently completed fiscal year or in two of the three most recently completed fiscal years. As of December 31, 2024, the Company’s stockholders’ equity was $1,226,002. In accordance with Nasdaq rules, the Company had until January 6, 2025 to submit a plan to the Nasdaq Staff to regain compliance with the Stockholders’ Equity Requirement, which plan was submitted by such date. On March 3, 2025, Nasdaq notified the Company that based on Nasdaq’s review of the materials it submitted to Nasdaq, the Nasdaq Staff determined to grant the Company an extension to regain compliance with the Stockholders’ Equity Requirement, until April 14, 2025, subject to the Company regaining and evidencing compliance with the Stockholders’ Equity Requirement by such date. In the event the Company does not regain and evidence compliance with the Stockholders’ Equity Requirement by April 14, 2025, Nasdaq’s staff will provide written notification to the Company that its securities may be subject to delisting.

The Company believes that it has regained compliance with the Stockholders’ Equity Requirement as a result of its receipt of the net proceeds from the Private Placement, as described above under Item 1.01 of this Current Report on Form 8-K. Nasdaq will continue to monitor the Company’s ongoing compliance with the Stockholders’ Equity Requirement, and if at the time of its next periodic report the Company does not evidence compliance it may be subject to delisting.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares is incorporated herein by reference. Neither the issuance of the Shares, the Pre-Funded Warrants, nor the Pre-Funded Warrant Shares, as applicable, were registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The issuance of the Shares and the Pre-Funded Warrants were, and the Pre-Funded Warrant Shares will be, issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Guoquan (Paul) Huang as Class II Director

On April 10, 2025, the Board appointed Guoquan (Paul) Huang to serve on the board of directors, effective upon the closing of the Private Placement and the satisfactory completion of a background check, as a Class II director for a term expiring at the 2026 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal or as otherwise provided in the bylaws of the Company.

Mr. Huang, 45, has been an Assistant Professor (2014-2020) and Associate Professor (2020-present) of Mechanical Engineering (ME) and Computer and Information Sciences (CIS) at the University of Delaware (UD), where he leads the Robot Perception and Navigation Group (RPNG). His research interests center on nonlinear estimation and spatial computing for autonomous robots and extended reality (XR). Mr. Huang is experienced in the fields of simultaneous localization and mapping (SLAM) and visual-inertial systems, renowned for developing innovative, state-of-the-art solutions that combine theoretical elegance and practicality. Many of his contributions have been incorporated into real-world systems and products. He co-led the research and development efforts for autonomous food delivery at Meituan during his sabbatical leave from 2020 to 2022. Mr. Huang has been constantly recognized among the AI 2000 Scholars, Highly Ranked Scholars, and World Top 2% Scientists. He was also the recipient of a number of prestigious best paper awards, including the ICRA 2022 Best Paper Award (Navigation), 2022 GNC Journal Best Paper Award, and the Finalists of the ICRA 2024 Best Paper Award (Robot Vision), RSS 2023 Best Student Paper Award, ICRA 2021 Best Paper Award (Robot Vision), and RSS 2009 Best Paper Award. He has served as an Associate Editor for the IEEE Transactions on Robotics (T-RO), IEEE Robotics and Automation Letters (RA-L), and IET Cyber-Systems and Robotics (CSR). Mr. Huang held a Postdoctoral Associate position at MIT’s Computer Science and Artificial Intelligence Laboratory (CSAIL), and holds a Ph.D. and M.Sc. in Computer Science from the University of Minnesota–Twin Cities.

Mr. Huang was appointed to the Board pursuant to the Purchase Agreement and recommended by Purchasers that purchased at least 50.1% in interest of the Shares and the Pre-Funded Warrants based on the initial subscription amounts under the Purchase Agreement. There is no other arrangement or understanding between Mr. Huang and any other person pursuant to which Mr. Huang was selected as a director, and there are no family relationships between Mr. Huang and any of the Company’s directors or executive officers. Mr. Huang will be compensated for his service as a director in accordance with our director compensation policy. There are no transactions involving Mr. Huang that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 10, 2025, a stockholder of the Company holding a majority of the voting power of the Company’s outstanding shares of Class A and Class B common stock delivered a Written Consent of the Majority Stockholder to the Company approving the grant of the Right of First Refusal and the exercise of the Pre-Funded Warrant (the “Approved Matters”). Because the Written Consent is sufficient to satisfy the stockholder vote requirement under the Delaware General Corporation Law (the “DGCL”) for the approval of the Approved Matters, no additional stockholder vote will be needed for their approval. Consequently, the Company will not be soliciting proxies or holding a meeting of stockholders to consider the Approved Matters.

Pursuant to Section 228 of the DGCL, Article II, Article 2.07 of the Company’s Bylaws, as amended, and Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C, an Information Statement on Schedule 14C will be filed with the SEC and sent or given to the stockholders of the Company to provide prompt notice of the taking of a corporate action by written consent of stockholders to the Company’s stockholders who have not consented in writing to such action.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Pre-Funded Warrant, dated April 11, 2025
10.1	Form of Securities Purchase Agreement, dated April 11, 2025, by and between Motorsport Games Inc. and the Purchasers signatory thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorsport Games Inc.

Date: April 14, 2025	By:	/s/ Stephen Hood
Stephen Hood
Chief Executive Officer and President